Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan, the 2020 Employee Stock Purchase Plan, and the 2015 Stock Incentive Plan of Graybug Vision, Inc. of our report dated April 21, 2020 (except for the third paragraph of Note 1, as to which the date is September 18, 2020), with respect to the financial statements of Graybug Vision, Inc. for the years ended December 31, 2019 and 2018 included in the Registration Statement (Form S-1, No. 333-248611), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

September 24, 2020